June 19, 2012

Dear Rob,

It gives me great pleasure to confirm our offer for you to join XO Group Inc. as Executive Vice President, Product Development reporting to David Liu, Chief Executive Officer. We expect your first day of employment to be on June 25th, 2012 or to be mutually agreed upon in our New York office.

Please understand that this offer is conditional upon our completion of customary background checks and your signing of the attached non-disclosure, non-competition and non-solicitation agreement, as well as your compliance with the U.S. Citizenship and Immigration Services regulations requiring the establishment of your identity and right to work in the United States.

Compensation Terms
If you commence employment with XO Group Inc., your compensation package would consist of the following terms.

Base Salary
Your annualized salary rate is $275,000 which will be paid semi-monthly, on the 15th and on the last workday of the month.

Restricted Stock Award

You will receive a restricted stock award of 30,000 shares of XO Group common stock. The award will vest over a four-year term. The first 50% of the award will vest on the second anniversary of the award date, and the balance of the award will vest in equal annual installments thereafter. The award will be made as soon as possible following the commencement of your employment, and will be subject to the standard terms and conditions of the XO Group Stock Incentive Plan, a restricted stock agreement between you and XO Group, and approval by the committee of the XO Group Board of Directors responsible for equity awards to new employees.

Long-Term Incentive Plan

You will participate in the current XO Group Long-Term Incentive Plan, whereby you will be eligible to receive a bonus based on the Company's financial performance for each calendar year in the period ending December 31, 2013. Any bonus with respect to this calendar year will be pro-rated based on the date your employment commences. Your participation will be subject to the terms and conditions of the XO Group Long-Term Incentive Plan and a participation agreement between you and XO Group.

Benefits and Other Terms

You will be eligible to participate in XO Group's benefits program starting with the first of the month following your first day of employment. You will be eligible to participate in our 401(k) plan after completion of one (1) year of service and our Employee Stock Purchase Plan after completion of five (5) months of service. A full description of your benefits is contained in official plan documents that will be available to you. Please be advised that this letter describes policies and benefits currently available and that XO Group reserves the right to amend, change, and terminate its policies, programs, and employee benefit plans at any time during your employment.
Vacation provides a period of rest, relaxation, and change of pace. All exempt employees of XO Group do not accrue vacation. Instead, it is up to you to decide how much you would like to take. It is up to you and your manager to ensure that you are providing a fair amount of work in exchange for the compensation we pay you. You are expected to meet work related deadlines and other job related commitments, but you may take as much paid vacation as you in your own discretion choose to take, consistent with your responsibilities to the Company, and to Clients and Customers, and the Company's business needs. You will be given a copy of XO Group's Ultimate Freedom Vacation Policy which will provide additional detail about this benefit.

At-Will Employment
Please understand that, if employed by XO Group in this position, your employment will be “at will,” meaning that either you or XO Group may terminate the relationship at any time, with or without cause or notice. Please also note that XO Group reserves the right to revise, supplement, or rescind any of its policies, practices, and procedures (including those described in the Employee Handbook) as it deems appropriate in its sole and absolute discretion.
No Violation of Contract
By accepting this offer of employment, you represent and warrant that you are honoring all of the provisions of any agreement between you and any current or former employer (including all provisions that remain in effect after your employment is terminated), and that your acceptance of employment with XO Group is not a violation of any agreement with any third party under which you incur any obligations that conflict with or will otherwise prevent you from performing your obligations with XO Group. Additionally, please be advised that it is XO Group's corporate policy not to obtain or use any confidential information, proprietary information or trade secrets of its competitors or others, unless it is properly obtained from sources permitted to disclose such information. By signing this letter below, you are acknowledging that you have been advised of this policy and that you accept and will abide by this policy. It is not our intention or desire to make use of any proprietary information to which you may have had access during your previous employment. You are being hired to apply for XO Group, and are expected to apply for XO Group, only the general, non-trade secret skills and knowledge that you have developed throughout your career and that you are free to use under all applicable federal and state laws. In the event that you are in possession of any confidential non-public information by virtue of your prior employment, you further agree that you will not engage and have not engaged in any activity that is inconsistent with the rights of such prior employer which could subject XO Group, its parent companies and affiliates or any of its employees to liability.

Rob, please indicate your acceptance of this offer and the attached Non-Disclosure, Non-Competition and Invention Assignment Agreement by responding via electronic signature. I look forward to a mutually rewarding association. If you have any questions regarding this offer, please call me at 917.386.2634.

Regards,

Bee Gee Summers

Director, HR, TM & Corporate Communication
XO Group Inc.

By signing, dating and returning this letter, you accept our offer of employment.

/s/ ROB FASSINO                    6/19/2012
Rob Fassino                        Date